Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            We consent to the inclusion in the prospectus of this registration statement on Form S-1/A (333-116714) of our report, dated January 15, 2004, on our audit of the consolidated financial statements and financial statement schedule of Vertex Interactive, Inc. and Subsidiaries as of and for the year ended September 30, 2003, which report includes an explanatory paragraph related to the Company's ability to continue as a going concern. We also consent to the reference to our Firm under the caption "Experts" in the prospectus.


/s/ J.H. Cohn LLP
-----------------

Roseland, New Jersey
August 2, 2004